Exhibit 21.2

SUBSIDIARIES

Each of the following subsidiaries of Jacobs Entertainment, Inc. and each other subsidiary that is or becomes a guarantor of the securities registered hereby is hereby made a registrant.

Exact Name of Registrant as in its Charter	State of Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	Percent Owned	I.R.S. Employer Identification Number
Black Hawk Gaming & Development Company, Inc.	Colorado	7993	100%	84-1158484
Black Hawk/Jacobs Entertainment, LLC	Colorado	7993	100%	84-1344735
Gold Dust West Casino, Inc.	Nevada	7993	100%	84-1531817
Gilpin Hotel Venture	Colorado	7993	100%	84-1195732
Gilpin Ventures, Inc.	Colorado	7993	100%	84-1177995
Winner’s Choice Casino, Inc. (nka Cash Magic Winner’s Choice, LLC)	Louisiana	7993	100%	72-1227314
Houma Truck Plaza & Casino, L.L.C.	Louisiana	7993	100%	72-1447916
Jalou—Cash’s L.L.C.	Louisiana	7993	100%	31-1750851
JACE, LLC	Louisiana	7993	100%	72-1221055
Lucky Magnolia Truck Stop and Casino, L.L.C.	Louisiana	7993	100%	72-1268240
Bayou Vista Truck Plaza and Casino, L.L.C.	Louisiana	7993	100%	72-1460460
Raceland Truck Plaza and Casino, L.L.C.	Louisiana	7993	100%	72-1478884
Colonial Holdings, Inc.	Virginia	7948	100%	54-1826807	*
Colonial Downs, L.P.	Virginia	7993	100%	54-1739103
Stansley Racing Corp.	Virginia	7948	100%	52-1880278
Colonial Downs, LLC	Virginia	7948	100%	54-1826807	*
JRJ Properties, LLC	Louisiana	7948	100%	13-4236507
Jalou Breaux Bridge, LLC	Louisiana	7993	100%	43-1996089
Jalou Eunice, LLC	Louisiana	7993	100%	20-0180331
Jalou of Jefferson, LLC	Louisiana	7993	100%	20-0246595
Fuel Stop 36, LLC (nka Cash Magic Lake Charles, LLC)	Louisiana	7993	100%	72-1150382
Jalou of Larose, LLC (nka Cash Magic Larose, LLC)	Louisiana	7993	100%	20-3747106
Jalou of St. Martin, L.L.C. (nka Cash Magic Broussard South, LLC)	Louisiana	7993	100%	34-1967692
Jalou Diamond, L.L.C. (nka Cash Magic Broussard North, LLC)	Louisiana	7993	100%	27-0014037
Jalou Magic, L.L.C. (nka Cash Magic Vinton, LLC)	Louisiana	7993	100%	27-0014042
Jalou of Vinton, LLC (nka Cash Magic Texas Pelican, LLC)	Louisiana	7993	100%	20-4522514
Jalou of Vinton-Bingo, LLC	Louisiana	7993	100%	20-4522638
Jalou of St. Helena, LLC (nka Cash Magic St. Helena, LLC)	Louisiana	7993	100%	20-5041022
Jalou Fox, LLC (nka Cash Magic Silver Fox, LLC)	Louisiana	7993	100%	20-3747037
Jalou Silver Dollar, LLC (nka Cash Magic Shreveport, LLC)	Louisiana	7993	100%	20-5884711
Jacobs Piñon Plaza Entertainment, Inc.	Nevada	7993	100%	04-3843590
Jacobs Elko Entertainment, Inc.	Nevada	7993	100%	20-4968456
Jacobs Dakota Works, LLC	Colorado	7993	100%	20-5009915
Virginia Concessions, L.L.C.	Virginia	7993	100%	54-1787887
Maryland-Virginia Racing Circuit, Inc.	Virginia	7993	100%	52-1919780
Jacobs Nautica Development, Inc.	Delaware	7948	100%	26-2147084
JEI Distributing, LLC	Louisiana	7993	100%	26-3705204
Diamondhead Real Estate, LLC	Delaware	7948	100%	26-2330243
Jacobs Sugar Warehouse, Inc.	Delaware	7948	100%	26-3015086
Cash Magic Springhill, LLC	Louisiana	7993	100%	20-5468586
Cash Magic Vivian, LLC	Louisiana	7993	100%	20-5468651

*	Utilize same Employer Identification Number.